Exhibit 4.24

PRIVATE & CONFIDENTIAL

BETWEEN

NANYANG BIOLOGICS PTE. LTD.

(THE “ISSUER”)

AND

GAMENOW.NET (HONG KONG) LIMITED

A SUBSIDIARY OF THE9 LIMITED (THE “SUBSCRIBER”)

SUBSCRIPTION AGREEMENT

relating to the issue of 8.0% redeemable convertible notes

in aggregate nominal value of US$1,000,000

CONTENTS PAGE

1.	DEFINITIONS AND INTERPRETATION	3
2.	ISSUE AND SUBSCRIPTION OF THE NOTES	5
3.	CONDITIONS PRECEDENT	5
4.	COMPLETION	6
5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE ISSUER	7
6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE SUBSCRIBER	8
7.	COSTS AND EXPENSES	8
8.	INDEMNIFICATION	8
9.	TERMINATION	9
10.	SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS	10
11.	TIME	10
12.	NOTICES	10
13.	CONFIDENTIALITY	10
14.	MISCELLANEOUS	11
15.	EXECUTION FORMALITIES	12
16.	GOVERNING LAW AND DISPUTE RESOLUTION	12
17.	THIRD PARTY RIGHTS	12
SCHEDULE 1		13
ISSUER’S WARRANTIES		13

SCHEDULE 2A		19
FORM OF NOTE CERTIFICATE		19

SCHEDULE 2B		21
TRANSFER FORM		21

SCHEDULE 2C		23
TERMS AND CONDITIONS OF THE NOTES		23

THIS NOTE SUBSCRIPTION AGREEMENT is made on 30 November, 2025

BETWEEN

(1)	NANYANG BIOLOGICS PTE. LTD. (UEN: 202116184H), a company incorporated in Singapore and having its registered office at 10 Anson Road #25-06 International Plaza Singapore 079903 (“Issuer”);

and

(2)	GAMENOW.NET (HONG KONG) LIMITED A SUBSIDIARY OF THE9 LIMITED (CR NO. 30648234), a company incorporated in Hong Kong and having its registered office at [address] (“Subscriber”)

(collectively, the “Parties” and each a “Party”).

WHEREAS:

(A)	The Issuer is an exempted private company limited by shares.
(B)

The Issuer is desirous of raising capital through the issuance of redeemable convertible notes in aggregate of up to US$5,000,000 from incoming investors, being Messrs The9 Limited, Mercatus Capital Pte. Ltd., AID Genomics Pte. Ltd and the Rigel Technology (S) Pte Ltd (“RCN Fundraising”).

(C)	The Issuer now proposes to issue to the Subscriber, in connection with the RCN Fundraising, Notes with an aggregate principal amount of US$1,000,000 (collectively, “Notes”).
(D)

The Notes shall entitle the holder thereof to, among other things, (i) interest at the rate of 8.0% per annum based on the face value of the Notes held; and (ii) when converted, unencumbered ordinary shares in the capital of the Issuer, each on the terms and conditions set out in this Agreement and the Conditions (as herein defined).

(E)	The Parties now enter into this Agreement to set out the definitive terms and conditions with regards the issue and subscription of the Notes.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day”	:	Means a day (other than Saturday, Sunday or a public holiday) on which commercial banks are open for business in Singapore

“Closing Date”	:	Means in respect of the Notes issued under this Agreement, the relevant date on which the Notes are subscribed pursuant to Clause 2

“Conditions”	:	Means the terms and conditions of the Notes set out in Schedule 2C as may from time to time be modified in accordance with the provisions set out herein and therein

“Corporate Approvals”	:	Has the meaning ascribed to it in Clause 5.1(d)

“Encumbrances”	:

Any mortgage, assignment of receivables, debenture, lien, charge, pledge, security interest, title retention, right to acquire, option, restriction on transfer and any other encumbrance or condition whatsoever and any other arrangement having substantially the same or similar economic effect over or in respect of the relevant asset, security or right or the use thereof

“Event of Default”	:	Has the meaning ascribed to it in Condition 11, Schedule 2C

“Issuer’s Warranties”	:	The representations, warranties and undertakings of the Issuer as set out in Schedule 1

“List”	:

Means a listing of the Issuer or its holding company (whether by way of an initial public offering, direct listing, SPAC merger, reverse merger or otherwise) on any internationally recognised stock exchange. The word “Listed”, and “Listing” shall have the same meaning prescribed herein.

“Long Stop Date”	:	Means 30 November 2025 or other date as mutually agreed by the Parties

“Maturity Date”	:	Means the date falling twenty-four (24) months from the relevant Closing Date

“Noteholder”	:	Means a holder of the Notes who is for the time being the beneficial owner of the Notes as reflected in the record of Noteholders maintained by the Issuer

“Notes”	:	Has the meaning ascribed to it in Recital (C)

“Shares”	:	Has the meaning ascribed to it in the Conditions

“Surviving Clauses”	:

Means Clause 7 (Costs and Expenses), Clause 10 (Survival of Representations and Obligations), Clause 11 (Time), Clause 12 (Notices), Clause 13 (Confidentiality), Clause 14 (Miscellaneous), Clause 15 (Execution Formalities), Clause 16 (Governing Law and Dispute Resolution) and Clause 17 (Third Party Rights)

“S$”	:	Singapore Dollars, being the lawful currency of the Republic of Singapore

“US$”	:	United States Dollars, being the lawful currency of the United States of America

“%”	:	Means per centum or percentage

1.2	Interpretation of Certain Terms

In this Agreement, unless the context or subject otherwise requires:

(a)	references to the “Subscriber” shall where the context so permits include its respective successors and assigns;
(b)	references to “completion” in respect of the Notes means the completion of the subscription for the Notes as the case may be, on the terms and subject to the conditions of this Agreement;
(c)	the headings in this Agreement are for convenience only and shall not affect the interpretation hereof;
(d)

references to the singular number shall include references to the plural number and vice versa, references to natural persons shall include bodies corporate, and the use of any gender shall include all genders;

(e)	references to “Clauses”, “Conditions” and “Schedules” are to be construed as references to the clauses, the conditions and the schedules to, this Agreement;
(f)	references to a “day”, “calendar day”, “month”, “calendar month”, “year” or “calendar year” shall be construed by reference to the Gregorian calendar.
(g)

any reference to a statutory provision shall include such provision as from time to time modified or re-enacted and any regulations, ordinances, bye-laws, published rulings, statements of policy or guidelines made in pursuance thereto as from time to time modified or re-enacted after the date of this Agreement and shall also include any provision in any other statute which replaces that present statutory provision; and

(h)	any reference to a document includes an amendment or supplement to, or replacement or novation of, that document.
2.	ISSUE AND SUBSCRIPTION OF THE NOTES
2.1

Subject to the terms and conditions of this Agreement, the Issuer agrees to issue, and the Subscriber agrees to subscribe, for an aggregate principal amount of US$1,000,000, which shall be paid by [                 ], 2026, or other date as mutually agreed by the Parties. The payment shall be subject to the satisfaction of the last of the applicable conditions set out in Clause 3.1 is fulfilled or such other date as the Parties may agree in writing, such date being the “Closing Date” in respect of that Note subscription.

2.2	The Notes will be issued in accordance with the terms and conditions set out in Schedule 2C.
3.	CONDITIONS PRECEDENT
3.1

Notwithstanding any other provisions in this Agreement, the Subscriber shall not be obliged to subscribe to and pay for the Notes unless the following conditions precedent have been satisfied on or before the Long Stop Date, or otherwise waived by the Subscriber in accordance with Clause 3.2, at its sole discretion:

(a)	the Subscriber is satisfied with the results of the due diligence exercise conducted on the Issuer;
(b)	all the representations, warranties, undertakings and covenants of each Party (including the Issuer’s Warranties) shall be accurate and correct in all respects at, and as if made on, each Closing Date;

(c)

each of the Parties has obtained all relevant consents and approval for the entry into this Agreement, including but not limited to, corporate approvals of the respective Parties, approvals from the relevant authority and government approvals and any third parties (where applicable);

(d)

no event, liability, development or circumstance has occurred or exists, or is in reasonable opinion of the Subscriber contemplated to occur, which would have a material adverse effect with respect to the Issuer or their business, properties, prospects, operations or financial condition; and

(e)

no governmental entity or regulator has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order, whether temporary, preliminary or permanent, which is in effect and which has or would have the effect of making the transactions contemplated by this Agreement illegal or unenforceable, or restraining or prohibiting the consummation of such transactions.

3.2	Waiver of Conditions Precedent

The Subscriber may at its discretion waive compliance with Clauses 3.1(a) and (b) (in respect of the Issuer’s representations, warranties, undertakings and covenants) the whole or any part of this Clause 3 which are capable of being waived at any time, provided always that any such waiver as aforesaid shall be without prejudice to the Subscriber’s right to elect to treat any further or other such breach, failure or event as releasing and discharging it from its obligations to subscribe for the Notes as aforesaid.

3.3	Failure to fulfil the Conditions Precedent set forth in Clause 3.1

If any of the conditions set forth in Clause 3.1 are not satisfied or waived by the Subscriber, if capable of being waived, on or before the Closing Date of the Note subscribed, the Subscriber shall inform the Issuer of the unfulfillment of the conditions precedent in writing and this Agreement (save for the Surviving Clauses) shall ipso facto cease, terminate and be of no further effect, and no Party shall have any claim against the other Parties for costs, expenses, damages, losses, compensation or otherwise by reason of such termination, save for any antecedent breach of the terms of this Agreement.

4.	COMPLETION
4.1	Delivery of Notes by the Issuer

On the Closing Date, the Issuer shall procure that the name of the Subscriber (or its nominee(s)) be entered in the Issuer’s register of Noteholders as the holder of the Notes constituting the subject matter of that completion, and that there shall be delivered to, or to the order of the Subscriber (or its nominee(s)) certificates, duly executed and authenticated, made out in the name of the Subscriber (or its nominee(s)) and representing the aggregate principal amount of the Notes subscribed for on thet Closing Date. Such certificates shall be substantially in the form set out in Schedule 2A with such changes as may be mutually agreed in writing by the Parties from time to time. The Note delivered shall be free from Encumbrances.

4.2	Payment by the Subscriber

On the Closing Date against compliance and delivery of the Notes in accordance with Clause 4.1, the Subscriber shall pay to the Issuer the nominal value of the relevant Notes by wire transfer of immediately available funds to the Issuer’s bank account below:

Name of company:	################
Name of bank:	###################
Bank account NO.:	############
Swift code:	##############
Bank address:	#####################

4.3	Defer Completion

If any of the documents required to be delivered by the Issuer to the Subscriber in such manner set forth in this Clause 4 are not forthcoming for any reason or if in any other respect the foregoing provisions of this Clause 4 are not fully complied with or not waived by the Subscriber, on or before the relevant Closing Date, the Subscriber shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including but not limited to the right to claim damages) to elect to either fix a new Closing Date or to terminate this Agreement via notice in writing, upon which this Agreement (save for the Surviving Clauses) shall ipso facto cease, terminate and be of no further effect, and no Party shall have any claim against the other Parties for costs, expenses, damages, losses, compensation or otherwise by reason of such termination, save for any antecedent breach of the terms of this Agreement.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE ISSUER
5.1

The Issuer hereby represents, warrants, undertakes and covenants to and with the Subscriber and its successors in title, with the intent that the provisions of this Clause 5 shall have full force and effect as at the date of this Agreement, on the Closing Date as if such representations, warranties, undertakings and covenants are made by the Issuer afresh on these respective dates, that:

(a)	it shall use all (and not part of) the proceeds from the Notes for AI technology development and the preparation for clinical trial only;
(b)

each of the representations, warranties, undertakings and covenants set out in this Clause 5 and the Issuer’s Warranties are true, accurate and not misleading as at the date of this Agreement and on each Closing Date;

(c)

it has full power, authority and capacity to enter into and perform this Agreement and this Agreement will, when executed, constitute its valid and legally binding obligations enforceable in accordance with its terms;

(d)

it shall use its best endeavours to obtain the approval of the board of directors and shareholders of the Issuer for the issue of the Notes on the Conditions, performance of its obligations in this Agreement and all other matters in relation thereto and in connection therewith (“Corporate Approvals”), such Corporate Approvals not having been amended, withdrawn, revoked, rescinded or cancelled prior to the Closing Date, and where the Corporate Approvals were obtained subject to any non-customary conditions, such non-customary conditions, being acceptable to the Subscriber;

(e)	the Notes shall be offered and issued to the Subscriber in compliance with applicable laws and regulations; and

(f)	for as long as any Notes are outstanding, the Issuer shall provide the Subscriber with the following:
(i)	the Issuer’s audited financial statements no later than ninety (90) days after the end of each financial year of the Issuer;
(ii)

the Issuer’s unaudited financial statements for the preceding month which shall give a true and fair view of the Issuer’s financial position, no later than thirty (30) days after the end of each month; and

(iii)	all statutory notices and notices of any administrative action or proceeding that the Issuer may receive from any regulatory body or authority, or governmental agency, if any.
5.2

The rights and remedies of the Subscriber and its successor(s)-in-title in respect of any breach of representations, warranties, undertakings and covenants set out in this Agreement (including the Issuer’s Warranties) shall continue to subsist and shall not be affected by completion of the subscription of any Notes.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE SUBSCRIBER

The Subscriber hereby represents and warrants to the Issuer each of the following matters as at the date of this Agreement and as at the Closing Date:

(a)

that it has full power, authority and capacity to enter into and perform this Agreement in accordance with its terms and this Agreement will, when executed, constitute its valid and legally binding obligations enforceable in accordance with its terms;

(b)	that Notes will be purchased with funds that are from legitimate sources; and
(c)

that it is not aware and have no reason to suspect that the monies used to fund the purchase of the Notes have been or will be derived from or related to proceeds of crime, money laundering, terrorism financing or similar activities illegal under applicable laws or regulations or otherwise prohibited under any international convention or agreement.

The Subscriber hereby undertakes to the Issuer that it shall do all things reasonably necessary to facilitate any corporate restructuring undertaken by the Issuer in connection with a Listing where: (i) where a new holding company shall be the sole legal and beneficial shareholder of the Issuer; and (ii) where the economic interest of all shareholders and Noteholders of the Issuer shall be mirrored in said holding company.

7.	COSTS AND EXPENSES

Each Party shall bear its own costs and expenses incurred by them in connection with this Agreement including, without limitation, the preparation and execution of this Agreement.

8.	INDEMNIFICATION
8.1

The Issuer hereby undertakes, covenants, and agrees to indemnify and keep indemnified Subscriber and its successors-in-title or assignees of Subscriber (each, together with the Subscriber, an “Indemnified Person”) and to hold them harmless against all or any direct liabilities, losses, damages, claims, demands, charges, and expenses howsoever (including, without limitation, legal expenses on a full indemnity basis) arising and not in any way contributed to by Subscriber (“Loss(es)”) which any Indemnified Person may incur or sustain from or in consequence of any misrepresentation or any of the representations, breach of warranties, undertakings, and covenants given by the Issuer, including the Issuer’s Warranties not being correct or fully complied with, in this Agreement or for any breach of any term and condition hereof, and against all debts and liabilities incurred by the Issuer and which may become payable by the Issuer, as the case may be, including any reasonable costs, including investigating, disputing, or defending any claim or action or other proceeding, lawfully due in connection therewith.

8.2

The Issuer hereby undertakes to indemnify and keep indemnified the Subscriber and its successors-in-title or assignees of the Subscriber and to hold them harmless against all or any Losses suffered by the Issuer arising out of a claim or judgment relating to taxation.

8.3

This indemnity shall be without prejudice to any other rights and remedies of any Indemnified Person in relation to any such breach of any such Issuer’s Warranties and all other rights and remedies are expressly reserved to each Indemnified Person.

8.4

If any action, proceeding, claim or demand shall be brought or asserted against an Indemnified Person or any of them in respect of which the Issuer is or may be liable to indemnify as herein provided, any such Indemnified Person shall promptly notify the Issuer in writing, and shall, subject to the Issuer’s consent, employ such legal advisers as the Subscriber may select. The Issuer shall not be liable in respect of any settlement of any such action effected without the Issuer’s consent, which consent shall not be unreasonably withheld.

9.	TERMINATION
9.1	Notwithstanding anything in this Agreement, the Subscriber may, by written notice to the Issuer, terminate this Agreement in any of the following circumstances:
(a)

there shall have come to the notice of the Subscriber any breach of, or any event rendering untrue or incorrect in any material respect, any of the representations, warranties, undertakings and covenants set forth in this Agreement including any of the Issuer’s Warranties or the failure to perform any of the Issuer’s undertakings or obligations under this Agreement;

(b)

there shall have been an imposition of a new legal or regulatory restriction (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive is addressed) not in effect on the date hereof, or any change in the interpretation of existing legal or regulatory restrictions (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive is addressed), that, in the reasonable opinion of the Subscriber, results in a material adverse effect on the ability of the Issuer to issue the Notes to the Subscriber pursuant to the terms of this Agreement;

(c)

an Event of Default has occurred in respect of any notes, debentures, bonds or other similar securities of the Issuer or any subsidiary issued and outstanding and such default is not remedied within thirty (30) Business Days;

(d)	an Event of Default (as set out in the Conditions) has occurred and is continuing, and such default is not remedied by the Issuer within thirty (30) Business Days; and
(e)

any of the Corporate Approvals consents or waivers obtained by the Issuer pursuant to Clause 5.1(d) are withdrawn, revoked, rescinded or cancelled prior to the relevant Closing Date or, where any of such approvals, consents or waivers were obtained subject to any conditions which were required to be fulfilled on or before each such applicable Closing Date, they were not fulfilled.

9.2	Upon notice being given by the Subscriber in accordance with Clause 9.1, this Agreement (save for the Surviving Clauses) shall ipso facto cease, terminate and be of no further effect, and no

Party shall have any claim against the other Parties for costs, expenses, damages, losses, compensation or otherwise by reason of such termination, save for any antecedent breach of the terms of this Agreement.

10.	SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS

The respective indemnities, agreements, undertakings, representations, warranties, covenants, the Issuer’s Warranties and other statements of the Issuer set forth in this Agreement or made by or on behalf of the Issuer pursuant to this Agreement shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the indemnified party and shall survive delivery of and payment for the Notes so long as any Note remains outstanding.

11.	TIME

Any date or period specified herein may be postponed or extended by mutual agreement among the Parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

12.	NOTICES
12.1	All notices and other communications hereunder shall be made in writing and in English (by letter or electronic mail) and shall be sent as follows:

To the Issuer:

Address	:	[REDACTED]
Email	:	[REDACTED]
Attention	:	[REDACTED]

To the Subscriber

Address	:	[REDACTED]
Email	:	[REDACTED]
Attention	:	[REDACTED]

12.2	A notice shall be despatched or given by express courier, or sent via email transmission and shall be deemed to have been given:
(a)	in the case of a letter sent by express courier, at the time of delivery; and
(b)	in the case of electronic mail, at the time such communication is sent (unless an automated non-delivery notification has been received by the sender),

provided that in each case where delivery by express courier by electronic mail occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, a service shall be deemed to occur at 9 a.m. on the next following Business Day. For the avoidance of doubt, all modes of service contained in Clause 12.2 shall be equally effective, and a Party shall be free to select a mode it deems expedient under the circumstances.

13.	CONFIDENTIALITY

Each of the Parties shall at all times use its best endeavours to keep confidential (and procure that its respective employees, agents and professional advisers keep confidential) any confidential information in relation to this Agreement and the Notes and shall not use or disclose such confidential information except:-

(a)	with the prior written consent of the Party who provided the confidential information;
(b)	in accordance with an order of a court of competent jurisdiction or order of a competent governmental body acting with lawful authority;
(c)	information in the public domain;
(d)	where the information was already within the knowledge and possession of and used by the Party in the ordinary course of business;
(e)	to their respective professional advisers including lead managers, solicitors and auditors; or
(f)	as required by applicable law or the rules and/or regulations of any regulatory authorities, including but not limited to, any stock exchange.
14.	MISCELLANEOUS
14.1	Amendments

No amendment, supplement, deletion or replacement of this Agreement (or of any of the documents referred to in this Agreement) howsoever effected, shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

14.2	Release, Compounds and Indulgence

Any liability to either Party under this Agreement may in whole or in part be released in writing, compounded or compromised, or time or indulgence given, by that Party in its absolute discretion without in any way prejudicing or affecting its other rights against the other Party.

14.3	Waiver or Rights of Remedies

No failure to exercise, nor any delay in exercising, on the part of either Party, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

14.4	Continuity

All provisions of this Agreement shall, so far as they have not been performed at closing of the issue hereunder, not in any respect be extinguished or affected by such closing of the issue or by any other event or matter whatsoever and shall continue in full force and effect.

14.5	Assignment of Rights and Obligations

The Issuer shall not assign and/or transfer its rights, benefits and obligations under this Agreement to any person without the prior written consent of the Subscriber. The Subscriber may assign and/or transfer its rights, benefits and obligations under this Agreement to one or more parties without the prior written consent of the Issuer, provided that the Issuer is reasonably notified prior to such assignment.

14.6	Execution of the Agreement

Each Party undertakes with the other Party that it will execute such documents and do such acts and things as that other Party may reasonably require for the purpose of giving to that other Party the full benefit of the provisions of this Agreement.

14.7	Severance

If any term or provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part thereof shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

14.8	Entire Agreement

This Agreement (together with the Schedules attached hereto), constitutes the full understanding of the Parties and the complete and exclusive statement of the terms and conditions of the Agreement relating to the subject matter of this Agreement and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto.

15.	EXECUTION FORMALITIES

This Agreement may be executed in any number of counterparts (by physical signing or e-signing), each of which when so executed shall be deemed to (a) have the same legal effect as if the original signatures had been delivered; and (b) be an original and shall constitute one and the same binding agreement between the Parties.

16.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. Each Party hereby submits to the exclusive jurisdiction of the Courts of Singapore.

17.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce or enjoy the benefit of any term of this Agreement.

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SCHEDULE 1

ISSUER’S WARRANTIES

1.	Information
1.1

All information contained in or annexed to this Agreement and the information made available by or provided by the Issuer or any of its directors, auditors, advisers, employees, representatives or agents to the Subscriber in the course of any investigation or negotiation leading to this Agreement, was or will be (as the case may be) when given, and is and remains, materially true, complete and accurate and not misleading and the Issuer is not aware of any fact or matter or circumstances not disclosed to the Subscriber which renders any such information materially untrue, inaccurate or misleading.

2.	Authorisation and Capacity
2.1

The Issuer is duly incorporated and validly existing under the laws of Singapore, and has full power and authority to, and has taken all necessary action required to, enter into and perform its obligations or implement the provisions contemplated by this Agreement.

2.2

All consents, approvals, orders or authorisations of, or registrations, qualifications, designations or declarations with, any governmental authority, as reasonably required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Agreement has been obtained.

2.3

The Issuer has full right, power and authority to enter into and perform its obligations under this Agreement. Subject to the Issuer obtaining the Corporate Approvals for the issue of the Notes and the allotment and issue of the Conversion Shares, the Issuer has full right, power and authority to enter into and perform its obligations under this Agreement and to issue the Notes the Conversion Shares and that this Agreement constitutes, and the Notes will on issue, and payment thereof being made, constitute, valid and legally binding obligations enforceable against the Issuer in accordance with their respective terms, except for obligations that are preferred by mandatory provisions of applicable law

2.4

All corporate action on the part of the Issuer, its officers, directors and shareholders necessary for the authorisation, execution and delivery of this Agreement, and the performance of all obligations of the Issuer hereunder has been taken or will be taken.

2.5

This Agreement will upon execution constitute legal, valid and binding obligations of the Issuer and enforceable against the Issuer in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating the availability of specific performance, injunctive relief, or other equitable remedies in accordance with its terms and such execution will not:

(a)	result in a breach of any provision of the Issuer’s constitution or other constitutive document;
(b)	result in a violation or breach of any instrument, contract, document or agreement to which the Issuer’s assets are bound;
(c)

result in a breach of any agreement, licence or other instrument or of any order, judgment or decree of any court governmental agency or regulatory body to which the Issuer is a party or by which it is bound;

(d)	result in a breach of laws of Singapore by the Issuer; or

(e)

result in a breach of, entitle a third party to exercise any right under, relieve a third party from any liability or obligation under, or give rise to or increase any liability or obligation of the Issuer under any agreement or other document, the benefit of which the Issuer is entitled to or by which it is bound.

2.6

The execution and delivery by or on behalf of the Issuer of this Agreement, the performance by the Issuer of its obligations under this Agreement and the issue and delivery of the Notes do not and will not:

(a)

conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the constitution of the Issuer (as amended or supplemented from time to time) or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer is a party or by which it or its properties are bound except where such breach or default would not have a material adverse effect on the ability of the Issuer to perform its obligations under this Agreement and the Notes; or

(b)

infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court or regulatory body in Singapore or any other jurisdiction to which any company within the Issuer is subject.

2.7

No event has occurred or circumstance arisen which, had the Notes been issued already, will (whether or not with the giving of the notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an Event of Default.

3.	Enforceability
3.1	This Agreement constitutes and imposes valid, legal and binding obligations on the Issuer and is fully enforceable in accordance with its terms.
3.2

The indemnity given by the Issuer in Clause 8 shall continue to be in full force and effect notwithstanding the imputed or constructive knowledge of the Subscriber and with respect to any of the matters referred to in such representations and warranties, any investigation by or on behalf of the Subscriber, completion of the arrangements set forth herein for the subscription and issue of the Notes and the termination of this Agreement pursuant to Clause 9 of this Agreement.

3.3

The Issuer shall notify the Subscriber promptly of any event or development making untrue, or any material change affecting, any of its representations, warranties, undertakings, agreements or indemnities herein at any time prior to payment being made on relevant Closing Date of the Notes and will take such steps as may be reasonably requested by the Subscriber to remedy the same PROVIDED THAT the Subscriber shall use such information from the Issuer to the extent that such usage is permissible under the applicable law and regulations.

4.	Corporate and Administrative Matters
4.1	The Issuer shall arrange for certificates for the Notes to be printed and delivered to the Subscriber in the manner provided in this Agreement and the Conditions.
4.2	The Issuer shall use the proceeds from the issue of the Notes solely for working capital and business expansion only.
4.3

The Issuer shall keep confidential the terms of this Agreement and of the Notes except for (a) any disclosure required to be made in the manner as contemplated in this Schedule 1 and shall not disclose the same to any other person or entity without the prior written consent of the Subscriber unless to its professional advisers (who include corporate advisers, solicitors, accountants and auditors) or required by law or court order or any relevant government authority, or (b) where disclosure is made in accordance with Clause 13 of the Agreement.

5.	Material Contracts
5.1	The Issuer is not a party to any contract or agreement the performance of which is reasonably expected to have a material adverse effect on the financial condition of the Issuer as a whole.
5.2	Commencing from the date of this Agreement, the Issuer will keep the Subscriber informed prior to entering entry into any major material contracts.
6.	Financial Condition and Accounting
6.1

There have been no changes in business, properties, operations, financial conditions, results of operations or prospects of the Issuer, taken as whole, which would materially and adversely affect the ability of the Issuer to perform its obligations under this Agreement and the Notes. Neither the Issuer has not taken any action, or have any other steps been taken, or any legal proceedings been started or threatened, by any person against the Issuer, for its winding-up or dissolution, or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a liquidator, provisional liquidator, judicial manager, provisional judicial manager, receiver, trustee, administrator or similar officer of any of them, or the whole or any part of its assets, businesses, investments, shareholdings, licences, operations, revenue, margins, profits, cash flows or properties. The Issuer has further not been unable to (or admitted in writing that it is unable to) pay its debts nor stopped nor suspended (or threatened to stop or suspend) payment of its debts generally nor ceased (or threatened to cease) carrying on all or a substantial part of its business.

6.2

The annual audited financial statements of the Issuer for each financial year and copies of the monthly management and interim accounts of the Issuer (the “Financial Statements”) comply in all material respects with the requirements of the applicable law and present fairly the financial position and results of operations of the Issuer on the basis stated therein at the respective dates and for the respective periods specified therein. All such Financial Statements have been prepared in accordance with the applicable accounting standards applied consistently throughout the periods involved. The Issuer does not have any material liability or obligation, direct or contingent, other than those reflected in the Financial Statements.

7.	Taxation Matters

The Issuer has made or filed (or where the Issuer has not completed one financial year, will make or file) all tax returns, reports and declarations required by any jurisdiction to which it is subject (unless, and only to the extent that, the Issuer has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid (or will pay) all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction having the power to tax, and the officers of the Issuer know of no basis for any such claim.

8.	Laws and Litigation
8.1

The Issuer is not aware of any facts which may or will or threaten to cause the Issuer to be engaged in any litigation, mediation, arbitration, adjudication, conciliation, expert determination, claim or contingent liability (“Material Litigation”) whether as plaintiff or defendant or otherwise in any Material Litigation (other than as plaintiff in the collection of debts arising in the ordinary and usual course of its business or any counterclaims arising there from) or is being prosecuted for any regulatory, criminal or quasi-criminal offence.

8.2	No result or outcome of any Material Litigation will require the Issuer to effect any payment of money and which will materially and adversely affect the financial position of the Issuer.
8.3

There is no unsatisfied judgment (including any consent judgment), court order, tribunal award, arbitral award (including any settlement award) or settlement agreement (whether or not procured by way of mediation) outstanding against the Issuer.

8.4

No order has been made or petition presented or resolution passed for the winding up of the Issuer; nor has any distress, execution or other process been levied in respect of the Issuer which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Issuer.

8.5

The Issuer, and its respective personnel for whose acts or defaults the Issuer is or has been vicariously liable (and for the period for which such vicarious liability would apply), comply and have complied with all applicable laws and regulations.

9.	Capital Commitments, Unusual Contracts, Guarantees, etc.
9.1

Except as fully and fairly disclosed in the Financial Statements, the Issuer are not a party to any agreement, documentation, transaction, obligation, commitment, understanding, arrangement or liability which:

(a)	is in any way made or entered into otherwise than on an arm’s length basis and in the ordinary, usual and proper course of business;
(b)	requires or may require, or confers any right to require, the issuance and allotment of new shares in the share capital of the Issuer at any time in the future;
(c)	involves or is likely to involve obligations restrictions or expenditure of the Issuer of an unusual, exceptional or onerous nature; and
(d)	is voidable, void, illegal or unenforceable.
9.2

There are no authorities (express or implied) by which any person other than the duly authorised officers and employees of the Issuer may enter into any contract or commitment to do anything on behalf of the Issuer.

9.3	The Issuer is not in any agreements, including tenancy and lease agreements being a default which would be material and adverse in the context of the financial position of the Issuer.
9.4	The Issuer is not and shall not, with the lapse of time, become:
(a)	in default under any agreements or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it;
(b)

liable in respect of any representation, warranty or covenant (whether express or implied) under any agreements or any matter giving rise to a duty of care on its part resulting in, in the reasonable opinion of the Subscriber, an occurrence of a material adverse change in the business, properties, operations, financial condition, results of operations or prospects of the Issuer.

9.5	No party to any agreements with or under an obligation to the Issuer is in default under it, being a default which would be material and has an adverse effect in the context of its financial position.

9.6	There is currently no outstanding, nor will there be outstanding on the Closing Date of the relevant Notes with respect to the Issuer:
(a)

any agreement (whether by way of guarantee, indemnity, warranty, representation or otherwise) under which the Issuer is under any actual or contingent liability in respect of the obligations of any person other than the Issuer;

(b)	any sale or purchase option or similar agreement or arrangement affecting any assets owned or used by the Issuer or by which the Issuer is bound;
(c)	any agreement or arrangement entered into by the Issuer otherwise than by way of bargain at arm’s length;
(d)	any contract which materially restricts the freedom of the Issuer to carry on the business now carried on by it respectively; and
(e)

any management agreements, joint venture agreements, agency agreements or any form of arrangement or agreement whatsoever which entitles any person to bind the Issuer contractually, to settle, negotiate or compromise any accounts or claims or to collect, receive or share in any balances or sums payable to the Issuer.

10.	Contracts with Related Party
10.1

No director or shareholder of the Issuer nor any party related to the directors or shareholders of the Issuer has respectively entered into any material contract or arrangement with any related corporation of the Issuer, an existing shareholder or director of the Issuer (other than contracts for employment or director service agreements).

10.2	There are:
(a)	no loans made by the Issuer to any director of the Issuer and/or any major shareholder and/or any person connected with such director or major shareholder;
(b)	no debts owing to the Issuer by any director of the Issuer and/or any major Shareholder and/or any person connected with such director or major shareholder;
(c)	no debts owing by the Issuer other than debts which have arisen in the ordinary course of business;
(d)	no securities for any such loans or debts as aforesaid; and
(e)	there are no shareholders’ advances currently owing by the Issuer to any shareholder,

(each a “Related Party Transaction”).

10.3

It shall, notwithstanding any survivability provisions of this Agreement, be a continuing obligation on the part of the Issuer to keep the Subscriber informed of any fact or matter that would constitute a Related Party Transaction, and no Related Party Transaction may be tabled, approved or consummated without the express consent of the Subscriber.

11.	Insurance
11.1

All insurance policies currently taken on the Issuer’s assets respectively have at all material times been and are at the date hereof insured in amounts representing the value based on the Issuer’s directors’ valuation and approval against fire. In respect of all such insurances:

(a)

all the policies are in full force and effect and are not void or voidable on account of any act, omission or non-disclosure on the part of the insured party or which is not likely to result in an increase in premium;

(b)	no material claim is outstanding and no circumstances exist which are likely to give rise to a claim;
(c)

the Issuer each has no reason to believe that the Issuer will not be able to renew its or their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the business, operations, results of operations or prospects of the Issuer.

12.	Title to Assets
12.1

The Issuer has good title to all real and personal property owned by it which is material to its businesses, in each case free and clear of such liens (other than those arising by statute or operation of law), Encumbrances (other than mortgages or charges created thereon in the ordinary course of business for purposes of securing finance to the Issuer as the case may be) and defects as would materially affect the value of such property or would interfere with the use made or proposed to be made by it of such property. Any real property and facilities held under lease by the Issuer is held by it under valid, subsisting and enforceable leases.

13.	Statutory, Municipal and Other Requirements, Consents and Licences
13.1

The Issuer is in compliance with any and all applicable law and regulations in relation to the conduct of its respective businesses, has received all certificates, authorisations, permits, licences or other approvals required of it under applicable law for the operation of its business, ownership of its assets and carrying on of its business.

13.2

All licences/approvals/permits used by the Issuer for the operation of its business, ownership of its assets and carrying on of its business are still valid and subsisting and there has not been any breach of any conditions attached to such licence/approval/permit.

13.3

There is no breach of any of the terms or conditions of such licences/permits or of any intended or contemplated refusal or revocation of any such licence or permits and, none of such licences or permits or any terms thereof upon which it is held will or may become subject to avoidance, revocation or be otherwise affected upon or in consequence of the making, implementation or completion of this Agreement.

14.	Books and Records
14.1

The records, statutory books and books of account of the Issuer are duly updated and maintained in accordance with all legal requirements and generally accepted accounting principles applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control and all accounts, documents and returns required to be delivered or made to the public authority have been duly and correctly delivered or made.

SCHEDULE 2A

FORM OF NOTE CERTIFICATE

Certificate No. [*]

NANYANG BIOLOGICS PTE. LTD.

(UEN: 202116184H)

(the “Issuer”)

Noteholder	:	Noteholder Registration No.	:

Tranche No.	:	Nominal Value	:

Issue No.	:

Issue Date	:	Maturity Date	:

NOTE CERTIFICATE

THIS IS TO CERTIFY that the bearer of this Note Certificate is the registered holder of US$1,000,000 in nominal value of registered Notes. For value received, the Issuer promises to pay the person who appears at the relevant time on the register of Noteholders as holder of the Note in respect of which this Note Certificate is issued such amount or amounts (including interest) as shall become due in respect of such Notes in accordance with and otherwise to comply with the terms and conditions of the Notes attached hereto (the “Conditions”).

The Notes in respect of which this Note Certificate is on one of the series of 8% redeemable convertible notes for an aggregate face value of US$1,000,000 (the “Notes”) issued by the Issuer pursuant to the subscription agreement dated 1 August 2025 between the Issuer and GAMENOW.NET (HONG KONG) LIMITED (as subsequently amended, modified and/or supplemented) (the “Subscription Agreement”).

This Certificate shall be governed by, and construed in accordance with, the laws of Singapore.

IN WITNESS WHEREOF the Issuer has caused this Note Certificate to be signed on its behalf by the authorised director(s) of the Issuer.

NANYANG BIOLOGICS PTE. LTD.

By:	By:
Duly authorised officer:	Duly authorised officer:
Date:	Date:

THE NOTES ARE NOT LISTED OR QUOTED ON ANY STOCK EXCHANGE

Note:-

Each of the Note(s) herein comprised is registered with the Issuer and is transferable in accordance with the Conditions and the provisions of the Subscription Agreement. This Note Certificate is evidence of entitlement only. Title to the Notes passes only on due registration in the register of Noteholder and only the duly registered holder is entitled to payments on the Note in respect of which this Note Certificate is issued. This Note Certificate must be surrendered before any transfer of the Note(s) comprised herein will be registered. The Issuer is entitled in all circumstances to treat the registered owner as the sole true owner of the Note(s) herein comprised.

[The remainder of this page has been intentionally left blank]

SCHEDULE 2B

TRANSFER FORM

GAMENOW.NET (HONG KONG) LIMITED

(CR NO. 30648234)

(the “Noteholder”)

Issue of 8% redeemable convertible notes in an aggregate principal amount of US$1,000,000 (“Notes”) pursuant to the subscription agreement dated 1 August 2025 entered into between the Nanyang Biologics Pte. Ltd. (“Issuer”) And Gamenow.net (Hong Kong) Limited (As subsequently amended, modified, and/or supplemented) (“Subscription Agreement”)

To:NANYANG BIOLOGICS PTE. LTD.

I am/We are* the holders of US$                   in aggregate principal amount of the Notes.

References in this Transfer Form are to the terms and conditions on which the Notes were issued, as the same may have been amended from time to time pursuant to the terms thereof (the “Conditions”). Defined terms in the Conditions shall have the same meaning herein, save where the context otherwise requires.

1.	I/We* have transferred [all/some of]* the Notes registered in my/our* name in the register of Noteholders to:

[of/whose registered office address is at]*

(the “Transferee”).

2.	Total nominal value and Certificate number(s) of the transferred Notes	:

	Total nominal value	:

	Total number of Certificates	:

	Notes Certificate number(s)	:

3.

I/We* hereby request(s) that a Certificate in respect of the transferred Notes be issued to the person whose name and address is set forth in paragraph 1 above and that such Certificate be delivered to the person whose name and address is given below in accordance with the Conditions:

Name :

Address :

Email Address :

Attention :

4.	The Certificate(s) in respect of the transferred Notes is/are* enclosed with this Transfer Notice for cancellation.

5.	The details of the US$ dollar bank account of the Transferee for the purposes of receipt of all payments in respect of the transferred Notes are as follows:

	Name	:

	Account No.	:

	Name of Bank	:

	Address of Bank	:

	Name of transferring Noteholder	:

	Signature of transferring Noteholder	:

	Date	:

Notes:-

(i)	A representative of the Noteholder should state the capacity in which he signs.
(ii)

The signature of the person effecting a transfer shall conform to any list of duly authorised specimen signatures supplied by the registered Noteholder or be certified by a recognised bank, notary public, advocate and solicitor or in such other manner as the Issuer may reasonably require.

(iii)	This transfer form should be dated as of the date it is deposited to the Issuer.
*	Delete as appropriate

SCHEDULE 2C

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the Conditions of the Notes setting out the rights and obligations of Nanyang Biologics Pte. Ltd. (“Issuer”) in its capacity as the issuer of the Notes and the Noteholder (as defined below) (“Conditions”). These Conditions are attached to each Certificate and constitute an integral part of the Note Certificate representing the relevant Notes specified therein.

This Note is on one of the series of 8% redeemable convertible notes for an aggregate face value of US$1,000,000 (the “Notes”) issued by the Issuer pursuant to the subscription agreement dated 1 August 2025 between the Issuer and Gamenow.net (Hong Kong) Limited (as subsequently amended, modified and/or supplemented) (the “Subscription Agreement”).

A copy of the Subscription Agreement is available for inspection by the Noteholder at the registered office of the Issuer during normal business hours of the Noteholder. Noteholder is deemed to have notice of all the provisions of the Subscription Agreement and are entitled to the benefit of and bound by its provisions where they are stated to apply to Noteholder.

1.	DEFINITIONS
1.1	In these terms and conditions, except where the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day”	:	Means a day (other than Saturday, Sunday or a public holiday) on which commercial banks are open for business in Singapore

“Closing Date”	:	Has the meaning ascribed to it in the Agreement

“Conditions”	:	Means the terms and conditions of the Notes set out in Schedule 2C as may from time to time be modified in accordance with the provisions set out herein and therein

“Conversion Shares”	:

Shares to be issued upon conversion of the Notes, which for the avoidance of doubt may be shares of the Issuer or its holding company pursuant to a pre-Listing restructuring where the economic interest of all shareholders and Noteholders of the Issuer shall be mirrored in said holding company. For purposes of these Conditions, references to “Issuer” in the context of Listing related corporate actions shall be construed to include the Issuer’s holding company

“Event of Default”	:	Has the meaning ascribed to it in Condition 11, Schedule 2C

“List”	:

Means a listing of the Issuer or its holding company (whether by way of an initial public offering, direct listing, SPAC merger, reverse merger or otherwise) on any internationally recognised stock exchange. The word “Listed”, and “Listing” shall have the same meaning prescribed herein.

“Listing Deadline”	:	31 March 2026 or such other date as the Issuer and the Noteholder may mutually agree in writing

“Maturity Date”	:	Means the date falling twenty-four (24) months from the Closing Date of the Note

“Note Certificates”	:	Means the Note Certificates and where the context so requires, reference to “Certificate” shall mean the Note Certificate

“Noteholder”	:	Means a holder of the Notes who is for the time being the beneficial owner of the Notes as reflected in the record of Noteholders maintained by the Issuer

“RCN Fundraising”	:

means the issuance of redeemable convertible notes in aggregate of up to US$5,000,000 from incoming investors, being Messrs. The9 Limited, Mercatus Capital Pte. Ltd., AID Genomics Pte. Ltd and Rigel Technology (S) Pte. Ltd.

“Shares”	:	means fully-paid and unencumbered shares, whether ordinary or otherwise, in the share capital of the Issuer

“S$”	:	Singapore Dollars, being the lawful currency of the Republic of Singapore

“US$”	:	United States Dollars, being the lawful currency of the United States of America

2.	FORM AND DENOMINATION
2.1	The Notes are issued in registered form of US$1,000,000, and is serially numbered.
2.2	The Notes shall be issued at par to the nominal value of the Notes.
2.3	A Note Certificate will be issued by execution in manual or email form by a duly authorised officer(s) of the Issuer to each Noteholder in respect of its registered holding of each Note.
3.	TITLE AND TRANSFER
3.1

Title to the Notes shall be evidenced by registration in the register of Noteholders which the Issuer shall keep. The Issuer may (except as otherwise required by law) deem and treat the person in whose name a Note is registered as the absolute owner thereof (whether or not such Note shall be overdue and notwithstanding any notice of ownership, trust or any interest therein or writing thereon or notice of any previous loss or theft thereof) for the purpose of receiving payment thereof or on account thereof and the Issuer shall not be liable for so treating the person as the absolute owner.

3.2	A Note may be transferred in whole but not in part.
3.3

The Noteholder (in this Condition 3 referred to as the “Transferor”) shall, subject as provided hereinafter, be entitled at any time and from time to time to transfer the Note(s) registered in its name (to be transferred to hereinafter as the “Transferred Note(s)”) to any third party (the “Intended Transferee”) and the Issuer hereby irrevocably consents to such transfer by the Noteholder.

3.4	A Note may be transferred by emailing the transfer form set forth in Schedule 2B to the Subscription Agreement duly completed and signed to the Issuer.
3.5

Upon receipt of the transfer form duly completed and signed, the Issuer shall forthwith make a notation on the register of Noteholders to the effect that the Note is registered in the name of the transferee specified in such transfer form.

3.6

Each new Note Certificate to be issued upon a transfer of Notes will (following execution in manual or email form by a duly authorised officer(s) of the Issuer and authentication on behalf of the Issuer), be sent by email and/or mail to the transferee’s address which is specified in the transfer form, within five (5) Business Days of receipt by the Issuer of the duly completed transfer form.

3.7

Registration of a transfer of Notes will be effected without charge by or on behalf of the Issuer, but upon payment (or the giving of such indemnity as the Issuer may reasonably require) in respect of any tax or other governmental charges which may be imposed in relation to such transfer.

3.8	No Noteholder may require the transfer of a Note to be registered during the period of fifteen (15) Business Days prior to the Maturity Date of the Notes.
4.	STATUS
4.1	The Notes constitute valid and binding legal obligations of the Issuer to pay to the Noteholder, the sums represented thereby.
4.2

The Notes, which rank pari passu and rateably without any preference among themselves, constitute unsecured obligations of the Issuer. The payment obligations of the Issuer in respect of the Notes shall, save for such exceptions as may be provided by applicable laws, the payment obligations of the Issuer in respect of the Notes remain the direct and first-priority obligations of the Issuer, senior to all other present and future unsecured debt (actual or contingent) of the Issuer except to the extent required by law.

4.3

The Noteholder shall not be entitled to the right to receive dividends, bonuses and other distributions made by the Issuer nor shall the Noteholder have the right to vote at any general meetings held by the Issuer.

5.	MATURITY DATE
5.1

The Maturity Date of each Note shall be the date falling on twenty-four (24) months after the Closing Date of such Note, unless otherwise mutually agreed in writing between the Noteholder and the Issuer. If such date is not a Business Day, the Maturity Date shall be the following Business Day.

6.	INTEREST
6.1	The Notes shall entitle the Noteholder to 8% per annum, accruing on a simple basis.
6.2

Interest shall accrue, in respect of each Note, from its Closing Date until, as the case may be (i) [deleted]; (ii) the date the Notes are converted pursuant to Condition 8.1 or 8.8, as the case may be; or (iii) the date of redemption of such Note pursuant to Condition 9; or (iv) the date of occurrence of an Event of Default pursuant to Condition 11, both dates inclusive.

6.3

Whenever it is necessary to compute any amount of interest in respect of the Notes, such interest shall be calculated on the basis of the actual number of days in such period divided by 365 (or, if any portion of that period falls in a leap year, the sum of (a) the actual number of days in that portion of the period falling in a leap year divided by 366 and (b) the actual number of days in that portion of the period falling in a non-leap year divided by 365).

7.	PAYMENT
7.1

All payments in respect of principal and interest to the extent payable by the Issuer will be paid in United States Dollar to the registered Noteholders by transfer to the registered account of the relevant Noteholder. Payment of the principal amount will only be made after surrender of the relevant Note Certificate at the registered office of the Issuer, subject in all cases to any fiscal or other laws of Singapore and regulations applicable thereto, but without prejudice to the provisions of Condition 10.

7.2

The early prepayment of the Notes is not permissible without the consent of the Subscriber, and shall be subject to at least a 130% interest rate of the principal amount of the Notes, unless the Subscriber sets a different rate at its discretion.

7.3

For the purposes of this Condition, a Noteholder’s registered account means the United States Dollar account maintained by or on behalf of the Noteholder, as notified in writing by the relevant Noteholder to the Issuer from time to time.

7.4

Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Business Day, for value on the first following day which is a Business Day) will be initiated on the due date for payment (or, if it is not a Business Day, the immediately following Business Day).

7.5

The Notes which principal is being repaid pursuant to Conditions 9.2 shall be so repaid against surrender of the digital copy of the Note Certificate for cancellation (with the original to be provided at an agreed later date) and, against such surrender, all outstanding interest due and owing to the Noteholders will be paid by the Issuer in accordance with Condition 7.1.

7.6

Interest shall only be paid in cash in the event of redemption pursuant to Conditions 9.2 and 9.3. In all other cases, accrued interest shall convert into equity alongside the principal amount upon conversion.

8.	CONVERSION
8.1

Subject to and upon compliance with these Conditions, in the absence of any Event of Default, all (and not part of) the Notes shall be converted into Conversion Shares at the Conversion Price prior to filing of preliminary listing documents for a Listing. The Issuer shall give the Noteholder five (5) days’ notice prior to filing of said preliminary listing documents. In the event Listing does not occur by the Listing Deadline, Condition 8.8 shall govern.

8.2

The number of Conversion Shares arising from the conversion of the Notes to which a Noteholder is entitled to conversion shall be determined by dividing the aggregate principal amount of the Notes held by the Noteholder and all accrued interest, with the Conversion Price, determined as hereinafter provided.

8.3

Fractions of a Conversion Share shall not be issued on conversion and adjustment. In lieu thereof, the Issuer shall make cash payments to the relevant Noteholder equal to the fractional entitlement multiplied by the applicable Conversion Price.

8.4	Conversion Price

Upon conversion pursuant to Condition 8.1, the price at which each Conversion Share shall be issued shall be the price per share calculated using a pre-money US$50,000,000 valuation cap (“Conversion Price”).

8.5	Adjustments to Conversion Price

Subject to the exceptions in Condition 8.6, the adjustments to the Conversion Price are set out below:

(a)	the Conversion Price determined pursuant to Condition 8.4 shall be proportionally adjusted for any stock split, stock dividend, stock consolidation, recapitalisation, reclassification, or capital distribution of assets or securities to holders of Shares (other than ordinary cash dividends); and

(b)

If the Issuer issues any shares or convertible securities at a pre-money valuation below US$50,000,000, the Conversion Price shall be adjusted to the lower of (i) the original Conversion Price, or (ii) the conversion price calculated using such lower pre-money valuation, in each case, provided that no adjustment shall be made unless it results in a change to the Conversion Price by at least 1%, with smaller adjustments carried forward to subsequent adjustments. In the event of any dispute regarding the calculation or application of adjustments under this Condition or where more than one adjustment event has occurred or made sequentially over a short period of time, either the Issuer or any Noteholder may appoint a reputable accounting firm or investment bank to make a determination that most accurately reflects the economic intent of the Noteholders and the Issuer. Such accounting firm or investment bank’s decision shall, in the absence of manifest error, be final and binding on all Noteholders and the Issuer. Such costs shall be borne equally between the Issuer and the Noteholders (on a pro rata basis based on face value of each Noteholder’s Notes).

8.6.	Non-Adjustment to Conversion Price

No adjustment to the Conversion Price shall be made in respect of any of the following transactions undertaken by the Issuer and/or its related corporations:

(a)	(deleted)
(b)	the issuance of any shares and/or any convertible instruments to any investor in the RCN Fundraising (and/or its nominees and assigns);
(c)	(deleted)
(d)	(deleted)
(e)	the issuance of any shares and/or any convertible instruments pursuant to any rights issue where all shareholders are eligible to participate in a pro rata basis;
(f)

the issuance of any shares pursuant to the Issuer’s employee share option plans or equivalent and the exercise of outstanding convertible instruments existing as at the date of the Agreement (excluding the Notes); and

(g)

any corporate restructuring undertaken by the Issuer in connection with a Listing where: (i) where a new holding company shall be the sole legal and beneficial shareholder of the Issuer; and (ii) where the economic interest of all shareholders and Noteholders of the Issuer shall be mirrored in said holding company.

8.7.	Conversion share issuance and registration
(a)	As soon as practicable, and in any event not later than five (5) Business Days after the closing date of the conversion event pursuant to Condition 8.1:
(i)	the Issuer shall allot and register the Conversion Shares in the name of the Noteholder (or nominee, if designated in writing); and
(ii)	the Share certificate shall be (1) made available for collection at the Issuer’s registered office in Singapore; or (2) if so requested, mailed at the recipient’s risk and expense.

(b)

The Noteholder shall be deemed the holder of the Conversion Shares from the date of registration in the Issuer’s register of members (the “Registration Date”). The aggregate principal amount of the Notes which was duly converted will be cancelled by removal of the Noteholder’s name from the Register in respect of such Notes on the relevant Registration Date.

(c)	Conversion Shares shall rank pari passu with the Issuer’s then-existing Shares with respect to all rights and entitlements as of the Registration Date.
8.8.	Noteholder’s Option
(a)

Notwithstanding anything to the contrary in these Conditions, if the Issuer (or any holding company of the Issuer) is not Listed on or before the Listing Deadline, the Noteholder shall have the right, but not the obligation, to:

(i)	deliver to the Issuer a Default Notice and trigger an Event of Default pursuant to Condition 11.1(m); or
(ii)

deliver to the Issuer a written notice to elect to convert all (and not part of) the Notes (principal together with all (and not part of) accrued interest) into ordinary shares of the Issuer at a pre-money valuation of US$50,000,000.

9.	REDEMPTION OF NOTES
9.1	Save as provided in Conditions 9.2 and 9.3, the Notes are not redeemable for cash.
9.2

On the Maturity Date, assuming the Notes have not been converted pursuant to Condition 8, the Subscriber has the right but not the obligation to request the Issuer to redeem all (and not part of) the Notes at the sum equivalent to (i) the principal amount of all the Notes outstanding; and (ii) accrued interest.

9.3

In an Event of Default, each Noteholder shall have the absolute discretion to demand the Issuer to redeem, and the Issuer shall redeem, all (and not part of) the Notes at the sum equivalent to (i) the principal amount of all the Notes outstanding; and (ii) accrued interest.

9.4	The redemption sums in Conditions 9.2 and 9.3 shall be paid in cash.
9.5

Each Note or any part thereof which redeemed, converted or exchanged by the Issuer will forthwith be cancelled. Certificates in respect of the Notes cancelled shall be destroyed by the Issuer and the Note may not be reissued or resold.

10.	TAXATION
10.1

All payments of the principal amount and/or interest made by the Issuer will be made free from any restriction or condition and be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Singapore or any authority thereof or therein having power to tax, unless deduction or withholding of such taxes, duties, assessments or governmental charges is compelled by law. In such event, the Issuer will pay such additional amounts as will result in the receipt by the Noteholders of the net amounts after such deduction or withholding equal to the amounts which would otherwise have been receivable by them had no such deduction or withholding been required except that no such additional amount shall be payable in respect of any Notes to a Noteholder who is subject to such taxes, duties, assessments or governmental charges in respect of such Notes by reason of its having some connection with Singapore otherwise than merely by holding the Notes or by the receipt of amounts in respect of the Notes or where the withholding or deduction could be avoided by the Noteholder making a declaration of non-residence or other similar claim for exemption to the appropriate authority which the Noteholder is legally capable and competent of making but fails to do so.

10.2	References in these Conditions to the principal amount shall be deemed also to refer to any additional amounts which may be payable under this Condition.
11.	EVENTS OF DEFAULT
11.1	For so long as there are any Notes outstanding, if any of the following events (each, an “Event of Default”) occurs:
(a)	[deleted];
(b)

any of the approvals, consents and/or waivers required to be obtained by the Issuer under the Subscription Agreement were not obtained when it is required to be obtained or were obtained but subsequently withdrawn, revoked, rescinded or cancelled;

(c)

any representation, warranty or undertaking under the Subscription Agreement or any Note is not complied with or is or proves to have been incorrect in any material respect when made or deemed repeated;

(d)

there is a default in any payment by the Issuer pursuant to the Conditions and/or the Subscription Agreement, and such default is not remedied by the Issuer within ten (10) calendar days from the due date of such payment;

(e)	the termination of the Subscription Agreement for any reason whatsoever;
(f)

there is default by the Issuer in the performance or observance of any covenant, condition, provision or obligation contained in the Conditions and on its part to be performed or observed and such default continues for the period of ten (10) calendar days following the service by any Noteholder on the Issuer of notice requiring the same to be remedied;

(g)

there is default by the Issuer in the payment or performance or observance of any covenant, condition, provision or obligation contained in any other notes, debentures, bonds or other instruments of indebtedness or any other loan indebtedness (including security documents) of the Issuer; and/or any such indebtedness becomes prematurely repayable following a default in respect of the terms thereof which shall not have been remedied, or steps are taken to enforce any security therefor;

(h)	a resolution is passed or an order of a court of competent jurisdiction is made that the Issuer be wound up or dissolved;
(i)

proceedings shall have been initiated against the Issuer under any applicable bankruptcy, reorganisation or insolvency law and such proceedings have not been discharged or stayed within a period of ten (10) Business Days thereof;

(j)

the Issuer initiating or consenting to proceedings seeking with respect to itself adjudication of bankruptcy or insolvency, or a decree of commencement of composition or reorganisation or other similar procedures (except for the purposes of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation on terms approved by the Noteholders before that step is taken), or the appointment of an administrator or other similar official under any applicable bankruptcy, reorganisation or insolvency law or make a general assignment for the benefit of, or enter into any composition with, its creditors, and such action has a material adverse effect on the Issuer;

(k)

a distress, execution or seizure before judgment is levied or enforced upon or sued out against a part of the property of the Issuer, which is in the reasonable opinion of the Noteholder material in its effect upon the operations of the Issuer and is not discharged within fourteen (14) Business Days thereof; or

(l)	any event occurs which has an analogous effect to any of the events referred to in any of the foregoing sub-clauses of this Condition 11; and
(m)	the Issuer (or any holding company of the Issuer) is not Listed on or before the Listing Deadline,

then all Notes may, by notice in writing (the “Default Notice”) given to the Issuer by the Noteholder thereof, be declared immediately due and payable at 100% of its principal amount together with accrued interest, without further formality in accordance with Condition 9.3.

12.	REPLACEMENT OF NOTE CERTIFICATES

Should any Note Certificate be lost, stolen, destroyed, mutilated or defaced, it may be replaced by the Issuer, upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity (which shall require, inter alia, that, if the allegedly lost, stolen or destroyed Note Certificate is subsequently deposited for the Note Certificate is subsequently surrendered for redemption or is subsequently repurchased by the Issuer, there shall be paid to the Issuer on demand the principal amount of such Notes represented by such Certificate) as the Issuer may reasonably require. Mutilated or defaced Note Certificates must be surrendered before replacements will be issued.

13.	NOTICES
13.1

All notices to the Noteholders will be valid if sent to them by express courier or by email at their respective addresses or email addresses (as appropriate) in the Issuer’s register of Noteholders. Such notices shall be deemed to have been given to Noteholders in the case of express courier, at the time of delivery, and in the case of email, at the time of despatch (PROVIDED THAT the Issuer retains a mechanical or electronically generated confirmation of the successful transmission of such email transmission). The Issuer shall give notice to Noteholders in accordance with this paragraph of any change of the details of the Issuer.

13.2

Every Noteholder shall register with the Issuer an address and email address to which notices can be sent and if any Noteholder shall fail to do so, the notices may be given to such Noteholder by sending the same in any of the manners hereinbefore mentioned to his last known place of business or email address.

14.	MODIFICATION AND NON-WAIVER
14.1	Modification

Any modification of the Notes (including these Conditions) requires a prior written consent from the Issuer, Noteholders and/or shareholders approval (where required by law). Any waiver or authorisation of any breach or proposed breach by the Issuer of the Notes requires the written approval of the Noteholders. For the avoidance of doubt, no material alteration to the terms of the Notes after the issue thereof to the advantage of the Noteholders, except in accordance with the terms of this Agreement, shall be made unless first approved by the shareholders.

14.2	Non-Waiver

The failure of the Noteholder to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

15.	CONFLICT

If there is any inconsistency or conflict between the terms of these Conditions and the terms of the Subscription Agreement, the terms of the Subscription Agreement shall prevail.

16.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
16.1	These Conditions shall be governed by and construed in accordance with the laws of Singapore.
16.2	All disputes arising out of or in connection with these Conditions shall be referred to the exclusive jurisdiction of the Courts of Singapore.

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IN WITNESS WHEREOF this Agreement has been duly executed on the date stated at the beginning.

THE SUBSCRIBER

SIGNED by	/s/ George Lai	)
)
for and on behalf of		)
GAMENOW.NET (HONG KONG) LIMITED		)

in the presence of:

/s/ Fan Fangliang
Witness’ signature
Name:	Fan Fangliang
Address:

THE ISSUER

SIGNED by	/s/ Ong Toon Wah	)
)
for and on behalf of		)
NANYANG BIOLOGICS PTE. LTD.		)

in the presence of:

/s/ Tan Kak Kheong
Witness’ signature
Name:	Tan Kak Kheong
Address: